As filed with the Securities and Exchange Commission on June 6, 2016.
Registration No. 333-205209

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Orbital ATK, Inc.
(Exact name of registrant as specified in its charter)

Delaware	41-1672694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

45101 Warp Drive Dulles, Virginia	20166
(Address of principal executive offices)	(Zip Code)

Deferred Salary & Profit Sharing Plan for Employees of Orbital Sciences Corporation (2011 Restatement, as amended) (Full title of the plan)
Thomas E. McCabe Senior Vice President, General Counsel and Secretary Orbital ATK, Inc. 45101 Warp Drive Dulles, Virginia 20166 (Name and address of agent for service)
(703) 406-5000 (Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF SECURITIES

Orbital ATK, Inc. (the “Registrant”) maintains a registration statement on Form S-8 (File No. 333-205209) relating to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) that could be purchased in open market purchases under the Deferred Salary & Profit Sharing Plan for Employees of Orbital Sciences Corporation (January 1, 2011 Restatement), as amended (the “Orbital Sciences Plan”) as a result of the reinvestment of cash dividends paid on shares of Common Stock held in the Orbital Sciences Plan. Effective January 1, 2016, the Orbital Sciences Plan was merged into the Registrant’s Orbital ATK, Inc. 401(k) Plan and, as a result, the Registrant’s obligation to maintain the effectiveness of the registration statement has expired. Pursuant to the undertaking contained in the registration statement, the Registrant is filing this Post-Effective Amendment No. 1 to deregister 12,687.448 shares of Common Stock that remained unsold as of the date of the merger of the Orbital Sciences Plan into the Orbital ATK, Inc. 401(k) Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dulles, Commonwealth of Virginia, on June 6, 2016.

ORBITAL ATK, INC.
By:	/s/ Thomas E. McCabe
Thomas E. McCabe Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.